EXHIBIT 99.1

Source: AdZone Research, Inc.

                     AdZone Research Announces Board Changes

CALVERTON, N.Y., August 30, 2005 - AdZone Research (OTC BB: ADZR) today announced the election of United States Air Force Major General (Ret.) John R. Conley to the company's Board of Directors. He will continue to serve on the company's Advisory Board.

General Conley replaces A. Richard McCann, who is retiring from day-to-day business activities to spend more time with his wife and family at their home in North Carolina.

"I believe AdZone is poised for significant growth in the years ahead," said McCann. "As a significant shareholder, and a business man, I have seen the company grow and mature during my Board tenure, and feel confident of its future."

"We are indebted to Dick McCann for his help and guidance, and are very fortunate to be able to add to our Board a person of General Conley's caliber," said AdZone Research Chairman & CEO Charles A. Cardona.

"General Conley had a distinguished career in the United States Air Force, with 35 years in military flight operations with both the Air Force and New York Air National Guard," the CEO continued. "He also spent many years in aviation consulting, working on projects for NASA, the FAA and private industry, and also oversaw flight operations for New York Airways."

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at http://www.adzoneresearch.com .

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


Contact:
     AdZone Research
     Charles A. Cardona III
     631-369-1100